Exhibit 10.2

FIRST AMENDMENT TO LEASE

This First Amendment to Lease (“First Amendment”) is made and entered into this 20th day of August, 2015, by and between ROSEVILLE PROPERTIES MANAGEMENT COMPANY, INC., a Minnesota corporation, as agent for COMMERS-KLODT III, a Minnesota general partnership (“Landlord”), and ENTEROMEDICS INC., a Delaware corporation (“Tenant”).

RECITALS

WHEREAS, Landlord and Tenant entered into a certain Commercial Lease, dated October 1, 2008, (“Original Lease”), pertaining to approximately 28,388 square feet of space at the property located at 2800 Patton Road, Roseville, Minnesota 55113 (“Demised Premises”) attached on Exhibit A.

WHEREAS, Landlord and Tenant wish to amend and modify the Lease in order to, among other things, extend the Term of the Lease (and provide Tenant with a renewal option), modify the amount of Base Rent, and provide for repair, replacement and maintenance of HVAC rooftop units which will be passed through to Tenant as outlined in paragraph 9, all of which modifications will be upon the terms and conditions hereinafter set forth.

NOW, THEREFORE, in consideration of the premises and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree as follows:

1.	Recitals. The parties agree that the Recitals are true and correct and are incorporated by reference herein.

2.	Defined Terms. Each capitalized term used in this First Amendment shall have the same meaning as in the Original Lease, unless the context of this First Amendment requires otherwise.

3.	Conflict of Terms. In the event of a conflict between the terms of this First Amendment and the terms of the Original Lease, the terms of this First Amendment shall govern.

4.	Lease Term. The Term is hereby extended for three (3) years, commencing on October 1, 2015, and continuing until September 30, 2018 (the “Extension Term”).

5.	Base Rent. Article 2.0 of the Original Lease is amended so that, effective October 1, 2015, Tenant shall pay Base Rent to Landlord for the Demised Premises as set forth below:

Months	PSF	Monthly Base Rent Amount
10/01/15 to 09/30/16	$8.00	$18,925.33 per month
10/01/16 to 09/30/17	$8.30	$19,635.03 per month
10/01/17 to 09/30/18	$8.60	$20,344.73 per month

6.	Option to Renew. Article 38.0 of the Original Lease is hereby deleted in its entirety and is replaced to read as follows:

“38.0 OPTION TO RENEW:

Tenant shall have a one (1) time right to renew the term of this Lease for one (1) period of three (3) years (the “Renewal Term”), subject to the following terms and conditions:

a. Tenant shall not be in default in the performance of any of the terms, covenants, or conditions of this Lease, either at the time of the exercise of the right to renew or at the time of the commencement of the Renewal Term.

b. Base Rent during the Renewal Term shall be the Fair Market Rent (as defined below). Tenant may request from Landlord, not more than two hundred seventy (270) days prior to the expiration of the Extension Term, Landlord’s determination of “Fair Market Rent” (as defined below).

c. For purposes of this Article, “Fair Market Rent” means the annual Base Rent that a tenant would pay to a landlord under a net lease containing other terms and conditions substantially as set forth herein with respect to comparable premises in a comparable building in the general geographic area that the Demised Premises are located where both the landlord and tenant are willing and able to enter into such a lease transaction but neither would be under any compulsion to do so, and taking into account all relevant facts and circumstances concerning the Building, the parties and the relevant market (i.e., rental concessions, leasehold improvement allowances, and brokerage fees). In determining, for purposes of this Article 38.0, Fair Market Rent, Landlord shall give notice to Tenant of its determination of Fair Market Rent, after request by Tenant, within at least ten (10) days subsequent to such request, and such determination shall constitute Landlord’s determination of Fair Market Rent. In the event Tenant disagrees with Landlord’s determination of Fair Market Rent, Fair Market Rent shall be determined by the following methodology:

Both parties shall then have a period of sixty (60) days in which to reach a mutual agreement on Fair Market Rent for the Renewal Term. In the event the parties are unable to reach acceptable terms within this period, then this renewal option shall no longer be of any force or effect.

d. Tenant and Landlord shall agree on terms to renew the term of this Lease at least one hundred twenty (120) days prior to the expiration of the Extension Term. If Tenant fails to notify Landlord within such time and in the manner herein provided or Tenant and Landlord are unable to reach acceptable terms under the timeframes provided, Tenant’s right to renew the term of this Lease beyond the Extension Term shall expire and shall become null, void and of no further force or effect.

e. There shall be no further renewal rights after commencement of the Renewal Term unless agreed upon by the parties as part of these renewal discussions.

f. The option to renew is not transferrable and shall be “personal” to Tenant and in no event will any assignee or sublessee have any rights to exercise any rights set forth herein unless such assignee or sublessee is a Tenant Affiliate or the result of a merger or acquisition in which case the Tenant is a wholly owned subsidiary.

7.	Landlord Work. Except as otherwise set forth herein, Tenant shall accept the interior of the Demised Premises “as is” and shall be responsible for any improvements it wishes to make at its sole cost and expense. Tenant shall have the right to perform alterations within the Demised Premises, provided all such work shall be subject to the reasonable prior written approval of Landlord, comply with the provisions of Article 12.0 of the Original Lease, and, upon completion of any such work, Landlord shall be provided satisfactory lien waivers from all of Tenant’s contractors. Landlord shall complete in a timely manner all work necessary to address the existing window and roof leaks in the Demised Premises and repair any damage to the Demised Premises caused by such leaks (including damaged window sills and ceiling tiles), at Landlord’s sole cost and expense. Any costs associated with Landlord’s exterior improvements to the Building during the Extension Term or Renewal Term shall be at the sole cost of Landlord.

8.	Right of First Offer. The provisions set forth in Article 39.0 of the Original Lease shall remain in full force and effect except that Article 39.0, paragraph a. is amended to read as follows:

“a. Tenant’s Right of First Offer is subject to and is conditioned upon (i) the Lease must be in full force and effect; (ii) Tenant shall not be in default herein; (iii) Tenant’s offer to lease the Offer Space must be for a term which is co-terminus with the Term of this Lease (as extended pursuant to the provisions set forth in Section 6 of this First Amendment) and have a remaining term of not less than three (3) years; and (iv) Tenant’s offer to lease the Offer Space must meet such other terms and conditions as are set forth in this Article.”

9.

HVAC. Relating to the HVAC rooftop units servicing the Demised Premises and notwithstanding anything to the contrary set forth in Article 8.0 of the Original Lease, Landlord agrees to immediately replace up to four (4) of the existing rooftop units, but not less than two (2) (as mutually agreed upon by Landlord and Tenant). The costs for replacing these two (2) to four (4) units shall be shared equally between Landlord and Tenant (and Tenant shall pay Landlord Tenant’s share of the replacement costs within thirty (30) days of the day of submission by Landlord to Tenant of a statement for said costs). Thereafter, Landlord shall replace such additional existing HVAC rooftop units servicing the Demised Premises, if the cost to repair any such unit is greater than 30% of the unit’s full replacement cost. The costs relating to any such replacement shall be borne equally between Landlord and Tenant (and Tenant shall pay Landlord Tenant’s share of the replacement costs within thirty (30) days of the day of submission by Landlord to Tenant of a statement for said costs). If Tenant exercises its Renewal Option and any of the original eleven (11) units identified with an asterisk (*) on Exhibit B have not been replaced and now require replacement pursuant to the repair cost threshold described above, the cost of the replacement shall be allocated between Landlord and Tenant as described above. Finally, in the event Tenant exercises its Right of First Offer for any of the Offer Space, or if Tenant exercises its Renewal Option and any of the units fail which Tenant has already contributed towards its replacement or the unit is not identified with an asterisk (*) on Exhibit B, replacement costs shall be handled as follows: Landlord shall pay to replace said HVAC units at its sole expense but shall be entitled to recover 1/15th of the cost plus an 8% interest factor from Tenant in a separate billing by Landlord to Tenant. This calculation uses a HVAC unit useful life of 15 years to calculate Tenant’s pro rata share to be billed each subsequent year Tenant occupies the Demised Premises. Tenant and Landlord both agree that all HVAC service and maintenance issues will be reported to property management for their scheduling of repairs and maintenance. Notwithstanding anything to the contrary in the Original Lease, Landlord shall repair and maintain the HVAC units serving the Demised Premises so as to maintain the same in good working order and capable of meeting the temperature specifications set forth on Exhibit E attached to the Original Lease and Tenant shall have no responsibility for performing the maintenance, repair or replacement of the HVAC units serving the Demised Premises. All such repairs and maintenance to the HVAC units will be billed by Landlord to Tenant in a separate billing to Tenant. In the event a repair exceeds the 30% threshold for replacement, Landlord will consult with Tenant for its approval to replace. Notwithstanding anything to the contrary in this Section 9, prior to replacing any HVAC unit serving the Demised Premises, Landlord must obtain Tenant’s prior written approval. In determining the costs of any HVAC unit which are subject to reimbursement by Tenant hereunder, such costs shall only include those costs actually incurred by Landlord, without mark-up, for procuring and installing such HVAC units and the cost of governmental permits and approvals in connection with the same and shall not include any other costs, such as management or supervision fees, elevator fees, dock fees, or utility costs. All replacement HVAC units shall be new and of sufficient capacity to meet the temperature specifications set forth on Exhibit E attached to the Original Lease. Landlord shall install all HVAC units in a good, workmanlike manner and in compliance with all applicable laws and regulations.

10.	Letter of Credit. None. Section 7.0 of the Original Lease is hereby deleted in its entirety and of no further force and effect.

11.	Brokerage. Landlord recognizes TaTonka Real Estate Advisors as Tenant’s broker for this transaction and agrees to pay a fee based upon four percent (4%) of the net rent paid over the term of the Extension Term, said fee to be payable one-half thirty (30) days after execution of this First Amendment and one-half upon commencement of the Extension Term.

12.	Tenant represents that there are no other brokers involved except for TaTonka Real Estate Advisors.

13.	Binding Effect. The parties acknowledge, confirm and agree that except as may be explicitly inconsistent with this First Amendment, the terms and conditions of the Original Lease, shall continue to be in full force and effect and are hereby ratified and confirmed.

14.	Submission. Submission of this First Amendment by Landlord or Landlord’s agent to Tenant for examination shall not in any manner bind Landlord and no obligation of Landlord shall arise under this First Amendment, unless and until this First Amendment is fully signed and delivered by Landlord to Tenant.

15.	Counterparts. This First Amendment may be executed in two (2) or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same agreement.

16.	Authority. The parties represent to each other that this First Amendment has been fully authorized, that all persons signing for each party below have authority to bind the respective party, and that any approvals, if required, including, but not limited to the approval of third parties, have been obtained. Agent represents and warrants that it has the authority to enter into this First Amendment on behalf of Landlord and that upon Agent’s execution of this First Amendment, this First Amendment shall be binding upon Landlord.

17.	Miscellaneous. This First Amendment is binding on the parties’ successors and assigns. Signatures of this First Amendment which are transmitted by either or both electronic or telephonic means (including, without limitation, facsimile and email) are valid for all purposes. Any party shall, however, deliver an original signature of this First Amendment to the other party upon request. If any provision of the Original Lease, as amended by this First Amendment, is held by the final judgment of any court of competent jurisdiction to be illegal, invalid or unenforceable, the validity of the remaining portions or provisions must not be impaired or affected, and the rights and obligations of the parties must be construed and enforced as if the Original Lease, as amended by this First Amendment, did not contain that certain part, term or provision held to be illegal, invalid or unenforceable. The Original Lease, as amended by this First Amendment, constitutes the entire agreement between Landlord and Tenant with respect to the Demised Premises and may be amended or altered only by written agreement executed by both parties, and supersedes all prior agreements, whether written or oral, between the parties. The Original Lease, as amended by this First Amendment, and the rights and obligations of the parties hereto, must be construed and enforced in accordance with the laws of the state in which the Demised Premises are located.

[SIGNATURE PAGE TO FOLLOW]

IN WITNESS WHEREOF, the parties have executed this First Amendment to be effective as of the date first written above.

LANDLORD:	TENANT:

ROSEVILLE PROPERTIES MANAGEMENT	ENTEROMEDICS INC.
COMPANY, INC., as agent for COMMERS-
KLODT III

/s/ Mark E. Rancone	/s/ Greg S. Lea
Signature	Signature

Mark E. Rancone	Greg S. Lea
Name (print)	Name (print)

President	COO & CEO
Title	Title

August 25, 2015	August 20, 2015
Date	Date

EXHIBIT A

PREMISES

Exhibit B

Roseville Properties/C145

Maintenance Inspection Report

2800 Patton Road

Roseville, MN 55113

Unit #	Manufacture/Model #	Serial #	Age/Ton	Comments
2 hrs #8	Carrier 48TJE004-501GA	*2394G20077	1994/3T	EnteroMedics-Saver Switch-no econo Evap dirty Normal

2 hrs #9	Carrier 48TJE007-501	*2294G20338	1994/6T	EnteroMedics-Saver Switch-no econo, condenser fan mtr vibrating sheave needs to be replaced Normal

3 hrs #9A	Carrier 48TJE008-511GA	*4796G30187	1996/7.5T	EnteroMedics-Saver Switch-has econo Normal

2 hrs #10	Carrier 48TJE004-501GA	*1594G01078	1994/3T	EnteroMedics-Saver Switch-no econo Drive pulley worn, inducer noisy

#11	Carrier 48TJE008-501GA	*2394G30672	1994/7.5T	EnteroMedics-Saver Switch-has econo, sheave should be replNormal

4 hrs #12	Carrier 48TJE008-501GA	*2494G30589	1994/7.5T	EnteroMedics-Saver Switch-has econo Burner not firing each time-T&M 2nd stage low refrig, contactor burnt, unit not igniting-need to replace burner ignitor

2 hrs #13	Bryant 580JP07A115A2A0AAA	0613C84584	2013/6T	EnteroMedics-Saver Switch-has econo Normal

2 hrs #14	Carrier 48TJE007-501	*2294G20339	1994/6T	EnteroMedics-Saver Switch-no econo Blower mtr vibrating Normal

2 hrs #15	Carrier 48TJE005-501	*1894G20207	1994/4T	EnteroMedics-Saver Switch-no econo Contactor burnt, heat exchanger def needs replacement

2 hrs #16	Carrier 48TJE005-501	*1894G20236	1994/4T	EnteroMedics-Saver Switch-has econo Control board defective

4 hrs #17	Trane YSC048E3EHA1GD00000000300	131312342L	2013/4T	EnteroMedics-Saver Switch-has econo Normal

2 hrs #18	Carrier 48TJE005-501	*1794G20185	1994/4T	EnteroMedics-Saver Switch-no econo Contactor burnt Normal

Replace #9B	Carrier 48TJE008-511GA	*4796G30181	1996/7.5T	EnteroMedics-Sav Switch-no econo No Heat/rollout switch, noisy inducer-REPLACE 60% damaged

2 hrs #9C	Carrier 48TFE005-511	4806G30249	2006/4T	EnteroMedics-has economizer Normal

2 hrs #9D	Carrier 48TFE005511	3707G30204	2007/4T	EnteroMedics-has economizer Normal

*	POTENTIAL REPLACEMENT OF HVAC UNIT

Roseville Properties/C145

2800 Patton Road

Unit #	Manufacture/Model #	Serial #	Age/Ton	Comments

2 hrs	Bryant Rooftop 580JP06A115A2A0AAA	3312C81272	2012/5T	EnteroMedics-has economizer Normal

2 hrs	Carrier 48HCEA05A2A5A0A0A0A0A0	0812C88962	2012/4T	EnteroMedics-has economizer Server Room Not gas piped Normal

	Modine Unit Heater PAE75AC	30081041293	75 MBH	EnteroMedics-Dock #1 Normal

	Modine Unit Heater PAE75AC	30081041293	75 MBH	EnteroMedics-Dock #2 Normal